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                        COLLEGE RETIREMENT EQUITIES FUND

                      730 THIRD AVENUE, NEW YORK, NY 10017

                     GROUP RETIREMENT UNIT-ANNUITY CONTRACT


GROUP RETIREMENT UNIT-ANNUITY CONTRACT NO.:
CONTRACTHOLDER:
DATE OF ISSUE:


         This contract ("the Contract") was made and delivered in the State of Oregon. The validity and effect of all rights and duties under this Contract are governed by the laws there in force.

         This contract is issued in consideration of the payment of Premiums by the Contractholder to College Retirement Equities Fund ("CREF"). CREF will issue to each Annuitant a certificate ("the Certificate") setting forth the benefits under the Contract to be derived from Premiums paid on behalf of such Annuitant.

         The Contract may be amended by agreement of CREF and the Contractholder without the consent of any other person, provided that such change does not reduce the then current Accumulation of any Annuitant, or any benefit purchased under the Contract up to that time. CREF may stop accepting Premiums under the Contract at any time.

              The provisions contained on the following pages (the Certificate) are part of the Contract.

                      Chairman and Chief Executive Officer